Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jayud Global Logistics Limited on Form F-3 of our report dated April 26, 2024 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Jayud Global Logistics Limited as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023 appearing in the Annual Report on the amendment number 1 to Form 20-F of Jayud Global Logistics Limited for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs llp
Marcum Asia CPAs llp
New York, New York
September 23, 2024